Exhibit (a)(1)(A)

OFFER TO PURCHASE

BY

RED ROCK RESORTS, INC.

Up to $350,000,000 of its Shares of Class A Common Stock

at a Cash Purchase Price Not More than $53.00 per Share Nor Less than $46.00 per Share

CUSIP: 75700L108

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, AT THE END OF THE DAY, NEW YORK CITY TIME, ON DECEMBER 9, 2021, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Red Rock Resorts, Inc., a Delaware corporation (“Red Rock,” the “Company,” “we,” “us” or “our”), is offering to purchase up to $350,000,000 in aggregate purchase price of our issued and outstanding shares of Class A Common Stock, par value $0.01 per share (each, a “Share,” and collectively, the “Shares”), at a price calculated as described herein that is not greater than $53.00 nor less than $46.00 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with this Offer to Purchase and Letter of Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders. We will select this single per Share price (the “Final Purchase Price”) as the lowest single purchase price (in increments of $0.25), not greater than $53.00 nor less than $46.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not to exceed $350,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $350,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the Final Purchase Price, including Shares tendered at a price lower than the Final Purchase Price, subject to “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if based on the Final Purchase Price, Shares having an aggregate value of $350,000,000 or less are properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. All Shares acquired, if any, in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased; however, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if Shares having an aggregate purchase price in excess of $350,000,000 are properly tendered (and not properly withdrawn) at or below the Final Purchase Price. Shares not purchased in the Offer will be returned to the tendering shareholders promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if more than $350,000,000 in aggregate purchase price of

Shares is tendered in the Offer at or below the Final Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Sections 1 and 14.

As of November 5, 2021, we had 68,696,282 issued and outstanding Shares and 45,985,804 issued and outstanding shares of Class B Common Stock, par value $0.00001 per share (“Class B Common Stock”). Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $46.00 per Share, the minimum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 7,608,695. Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $53.00 per Share, the maximum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 6,603,773.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, AND THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on the NASDAQ Stock Market (“NASDAQ”) under the trading symbol “RRR.” On November 9, 2021, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $48.99 per Share, which is above the $46.00 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Final Purchase Price determined in the Offer may lower the Final Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

On November 10, 2021, our Board of Directors declared a special cash dividend of $3.00 per Share (the “Special Dividend”). The Special Dividend is payable to shareholders of record on November 23, 2021, and is expected to be paid on December 22, 2021. You will be entitled to the Special Dividend whether or not you tender your Shares pursuant to the Offer provided you hold such Shares on the record date. Because you will remain the holder of any Shares you tender until the Offer expires and we accept any such Shares for payment, you will receive the Special Dividend even if you tender your Shares prior to the record date. However, if you acquire any Shares after the record date for the Special Dividend and subsequently tender such Shares pursuant to the Offer, you will not receive the Special Dividend with respect to such Shares.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, BOFA SECURITIES, INC. (THE “DEALER MANAGER”), D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Manager for the Offer is:

BofA Securities

Offer to Purchase dated November 10, 2021

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 12:00 Midnight, at the end of the day, New York City time, on December 9, 2021 (unless the Offer is extended):

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if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

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if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, any certificates for your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at the address appearing on the back cover page of this Offer to Purchase;

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if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

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We are not offering, as part of the Offer, to purchase any vested stock options outstanding under the Company’s 2016 Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”) that have not been exercised, and tenders of such stock options will not be accepted. If you are a holder of vested but unexercised stock options outstanding under the Equity Incentive Plan, you may, subject to the requirements of the Equity Incentive Plan and your award agreement, exercise such options and tender some or all of the Shares issued pursuant to such exercise in the Offer. You must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to provide adequate time to validly tender any such Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason; or

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We are not offering, as part of the Offer, to purchase restricted stock awards outstanding under the Equity Incentive Plan that have not vested or that are subject to restrictions as of the Expiration Date, and tenders of such unvested restricted stock awards will not be accepted. If you are a holder of restricted stock awards outstanding under the Equity Incentive Plan, you may only tender the Shares underlying such awards if they have vested and you have received the underlying Shares free of restrictions on the transfer of such Shares prior to the Expiration Date.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the Final Purchase Price determined in the Offer, your Shares will be deemed to be tendered at $46.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at $46.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. The low end of the price range in the Offer is below the last reported sale price of the

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Shares on the NASDAQ on November 9, 2021, the last full trading day prior to the commencement of the Offer, which was $48.99 per Share. Accordingly, an election to accept the Final Purchase Price determined in the Offer may lower the Final Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date.

We are not making the Offer to, and will not accept any tendered shares from, holders of Shares in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Shares in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one of more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE, AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

The Dealer Manager is acting exclusively for the Company and no one else in connection with this Offer to Purchase and the Offer and will not regard any other person (whether or not a recipient of this Offer to Purchase) as its client in relation to this Offer to Purchase or the Offer and accordingly will not be responsible to anyone other than the Company for providing the protections afforded to its clients, or for providing advice in connection with the Offer, the contents of this Offer to Purchase or any other transaction, arrangement or other matter referred to in this Offer to Purchase as relevant. Neither the Dealer Manager nor any persons associated or affiliated with the Dealer Manager accepts any

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responsibility whatsoever or makes any warranty or representation, express or implied, in relation to the contents of this Offer to Purchase, including its accuracy, completeness or verification or for any other statement made or purported to be made by, or on behalf of it, the Company or the Company’s directors, in connection with the Company and/or the Offer and the Dealer Manager accordingly disclaims, to the fullest extent permitted by law, any and all liability whatsoever, whether arising in tort, contract or otherwise (save as referred to above) which they might otherwise be found to have in respect of this Offer to Purchase or any such statement.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the accompanying Letter of Transmittal and other related materials as may be amended or supplemented from time to time. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer in their entirety. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

The issuer of the Shares, Red Rock Resorts, Inc., a Delaware corporation, is offering to purchase your Shares. See Section 1.

What is Red Rock offering to purchase?

We are offering to purchase up to $350,000,000 of our shares based on the Final Purchase Price. See Section 1.

In accordance with the rules of the SEC, if more than $350,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

What is the purpose of the Offer?

We believe that the repurchase of Shares pursuant to the Offer, as well as the Special Dividend, will allow us to return value to our shareholders and is a prudent use of our financial resources and that a prompt deployment of our investable cash for this purpose is in the best interests of our shareholders. The Offer provides a mechanism for completing a sizeable repurchase of Shares more rapidly than would be possible through open market repurchases.

The modified Dutch auction tender offer set forth in this Offer to Purchase provides our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company, if they so elect.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales; however, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply.

If we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in RRR and its future operations at no additional cost to them. These shareholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company. See Section 2.

Will I receive the Special Dividend declared by the Board of Directors on November 10 if I tender my Shares?

The Special Dividend is payable to shareholders of record on November 23, 2021, and is expected to be paid on December 22, 2021. You will be entitled to the Special Dividend whether or not you tender your Shares pursuant to the Offer provided you hold such Shares on the record date. Because you will remain the holder of any Shares you tender until the Offer expires and we accept any such Shares for payment, you will receive the Special Dividend even if you tender your Shares prior to the record date. However, if you acquire any Shares after the record date for the Special Dividend and subsequently tender such Shares pursuant to the Offer, you will not receive the Special Dividend with respect to such Shares.

How many Shares will we purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase up to $350,000,000 of Shares based on the Final Purchase Price in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. Because the Final Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time. We will select the lowest single purchase price, not greater than $53.00 nor less than $46.00 per Share, that will allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $350,000,000. All Shares purchased in the Offer will be purchased at the Final Purchase Price, including Shares tendered at a price lower than the Final Purchase Price, subject to “Odd Lot” priority, proration and the conditional tender provisions described in this Offer to Purchase.

As of November 5, 2021, we had 68,696,282 issued and outstanding Shares and 45,985,804 issued and outstanding shares of Class B Common Stock, par value $0.00001 per share (“Class B Common Stock”). Pursuant to the terms of the exchange agreement entered into in connection with Red Rock’s initial public offering (the “Exchange Agreement”), each holder of shares of Class B Common Stock is entitled to exchange its LLC Units (as hereinafter defined), together with an equal number of shares of Class B Common Stock, for Shares at an exchange ratio calculated pursuant to the Exchange Agreement. The exchange ratio is a fraction, the numerator of which shall be the number of Shares outstanding immediately prior to the applicable exchange and the denominator of which shall be the number of LLC Units owned by Red Rock and its subsidiaries immediately prior to applicable exchange. The exchange ratio as of November 5, 2021 was 0.97509 Shares for each share of Class B Common Stock and LLC Unit. At the minimum Final Purchase Price of $46.00 per Share, we would purchase 7,608,695 Shares if the Offer is fully subscribed, which would represent approximately 11.08% of our outstanding Shares, or 6.70% of our outstanding Shares (assuming conversion of all shares of Class B Common Stock and LLC Units), as of November 5, 2021. At the maximum Final Purchase Price of $53.00 per Share, we would purchase 6,603,773 Shares if the Offer is fully subscribed, which would represent approximately 9.61% of our outstanding Shares, or 5.82% of our outstanding Shares (assuming conversion of all shares of Class B Common Stock and LLC Units), as of November 5, 2021. If the Offer is fully subscribed at the minimum Final Purchase Price, we would have approximately 61,087,587 Shares outstanding immediately following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the maximum Final Purchase Price, we would have approximately 62,092,509 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer, as well as the Final Purchase Price for such Shares. As of September 30, 2021, an aggregate of approximately 13.0 million Shares remained available for future awards under the Equity Incentive Plan, and approximately 6.5 million Shares were subject to currently outstanding options and other share-based awards (assuming payout at 100% for awards with open performance periods). See Section 12.

We reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered and is not subject to a financing condition; however, the Offer is subject to certain other conditions. See Section 7. In accordance with the rules of the SEC, if more than $350,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

What effect will the Offer have on the Company’s economic interest in Station Holdco?

Red Rock is a holding company that owns an indirect equity interest in and manages Station Casinos LLC (“Station LLC”), through which we conduct all of our operations. Red Rock holds an indirect equity interest in Station LLC through our ownership of limited liability interests in Station Holdco LLC (“Station Holdco,” and such interests, “LLC Units”), which owns all of the economic interests in Station LLC. At November 5, 2021, we held 60.51% of the economic interests and 100% of the voting power in Station Holdco, subject to certain limited exceptions, and we are designated as the sole managing member of both Station Holdco and Station LLC.

In accordance with the terms of the Third Amended and Restated Limited Liability Company Agreement of Station Holdco (the “LLC Agreement”), Station Holdco will, immediately prior to the repurchase of Shares in this Offer, redeem a proportionate number of LLC Units held by the Company determined with reference to the exchange ratio described above at an aggregate purchase price equal to the aggregate purchase price paid for the Shares being repurchased by the Company (plus any expenses related thereto). As of November 5, 2021, the Company owned 70,451,468 of Station Holdco’s 116,437,272 issued and outstanding LLC Units, representing a 60.51% economic interest in Station Holdco. At the minimum Final Purchase Price of $46.00 per Share, we would purchase 7,608,695 Shares if the Offer is fully subscribed, which would represent approximately 11.08% of our outstanding Shares, and Station Holdco would redeem 7,803,097 LLC Units held by the Company, if the Offer is fully subscribed, which would result in our economic interest in Station Holdco being reduced to 57.67% as of November 5, 2021. At the maximum Final Purchase Price of $53.00 per Share, we would purchase 6,603,773 Shares if the Offer is fully subscribed, which would represent approximately 9.61% of our outstanding Shares, and Station Holdco would redeem 6,772,499 LLC Units held by the Company, if the Offer is fully subscribed, which would result in our economic interest in Station Holdco being reduced to 58.07% as of November 5, 2021. See Section 2.

What will be the purchase price for the Shares and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to tender your Shares. The price range for the Offer is $46.00 to $53.00 per Share. We will select the single lowest purchase price (in increments of $0.25), not greater than $53.00 nor less than $46.00 per Share, that will allow us to purchase up to $350,000,000 in value of Shares at such price, based on the number of Shares tendered, or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. We will purchase all Shares at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price. However, because of the “Odd Lot” priority, proration and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares tendered at or below the Final Purchase Price will be purchased if Shares having an aggregate purchase price in excess of $350,000,000 are properly tendered at or below the Final Purchase Price and not properly withdrawn.

If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer” (in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Final Purchase Price, your Shares will be deemed to have been tendered at the minimum price of $46.00 per Share. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at $46.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on the NASDAQ on November 9, 2021, the last full trading day prior to the commencement of the Offer, which was $48.99 per Share, and could be below the last reported sale price of the Shares on the NASDAQ on the Expiration Date. Accordingly, an election to accept the Final Purchase Price determined in the Offer may lower the Final Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

We will publicly announce the Final Purchase Price promptly after we have determined it. On the terms and subject to the conditions of the Offer (including the “Odd Lot” priority, proration and conditional tender provisions), as promptly as practicable following the Expiration Date, we will pay the Final Purchase Price in cash, less any applicable withholding taxes and without interest, to all holders of Shares who have properly tendered (and have not properly withdrawn) their Shares that have been accepted for payment at prices equal to or less than the Final Purchase Price. See Section 1.

Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

How will we pay for the Shares?

The maximum value of Shares purchased in the Offer will be $350,000,000. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $352.5 million. We intend to pay for the Shares with available cash and borrowings under our $1.0 billion revolving credit facility. See Section 9.

In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire at 12:00 Midnight, at the end of the day, New York City time, on December 9, 2021, unless we extend or terminate the Offer. The term Expiration Date refers to the specific time and date on which the Offer expires. See Section 1. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 15.

Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept the Offer on your behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. If we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 15. We can also terminate the Offer under certain circumstances and subject to applicable law. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first (1st) business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the terms of the Offer by making a public announcement of the amendment and filing our Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”). See Section 15.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including:

•	no legal action shall have been threatened, pending or taken that might adversely affect the Offer;

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no general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

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no decrease of more than 10% in the sale price of the Shares on the NASDAQ or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on November 9, 2021, the last full trading day prior to the commencement of the Offer shall have occurred;

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no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after November 10, 2021 shall have occurred nor shall any material escalation of any war or armed hostilities which had commenced prior to November 10, 2021 have occurred;

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no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

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no change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred or, in the case of any of the foregoing existing at the time of the commencement of the Offer, shall have materially accelerated or worsened;

•	no person shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

•

no change or changes in our or our subsidiaries’ business, condition (financial or otherwise), properties, assets, income, operations or prospects shall have occurred or shall have been threatened on or after November 10, 2021 that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or that could materially adversely affect the benefits of the Offer to us;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion; and

•

we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (i) will be held of record by fewer than 300 persons or (ii) will be delisted from the NASDAQ or be eligible for deregistration under the Exchange Act.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

The Offer is not conditioned on any minimum number of Shares being tendered, and the Offer is not subject to a financing condition.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following by the Expiration Date:

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•	if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), at the address appearing on the back cover page of this Offer to Purchase;

•	if you are a Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

we are not offering, as part of the Offer, to purchase any vested stock options outstanding under the Equity Incentive Plan that have not been exercised, and tenders of such stock options will not be accepted. If you are a holder of vested but unexercised stock options outstanding under the Equity Incentive Plan, you may, subject to the requirements of the Equity Incentive Plan and your award agreement, exercise such options and tender some or all of the Shares issued pursuant to such exercise in the Offer. Such holders must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to provide adequate time to validly tender any such Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason; or

•

we are not offering, as part of the Offer, to purchase restricted stock awards outstanding under the Equity Incentive Plan that have not vested or that are subject to restrictions as of the Expiration Date, and tenders of such unvested restricted stock awards will not be accepted. If you are a holder of restricted stock awards outstanding under the Equity Incentive Plan, you may only tender the Shares underlying such awards if they have vested and you have received the underlying Shares free of restrictions on the transfer of such Shares prior to the Expiration Date.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Offer to, and will not accept any tendered shares from, holders of Shares in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Shares in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one of more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

If you are in any doubt as to the action you should take, it is recommended that you seek your own personal financial advice from your stockbroker, bank manager, lawyer, accountant or other independent professional financial adviser immediately.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time prior to the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us, you may also withdraw such previously tendered Shares at any time after 12:00 midnight, at the end of the day, New York City time, on January 10, 2022.

How do I withdraw Shares I previously tendered?

If you are a registered holder of Shares, to properly withdraw your Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. See Section 4.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer. However, to qualify for the priority in case of proration, an Odd Lot Holder must tender all Shares owned by any such Odd Lot Holder, as described in Section 1. In addition, if as a result of proration the Company accepts conditional tenders by random lot, a holder making a conditional tender must have tendered all of its shares to qualify for such random selection.

In what order will you purchase the tendered Shares?

If the terms and conditions of the Offer have been satisfied or waived and $350,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and more than $350,000,000 in aggregate purchase price of Shares has been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares on the following basis:

•

first, we will purchase Odd Lots (as defined in Section 1) of fewer than 100 Shares at the Final Purchase Price from shareholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference;

•

second, after purchasing all Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

third, only if necessary to permit us to purchase $350,000,000 in aggregate purchase price of Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares at or below the Final Purchase Price. Random lot would be facilitated by the Company.

Therefore, because of “Odd Lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price if Shares having an aggregate purchase price in excess of $350,000,000 are properly tendered (and not properly withdrawn) at or below the Final Purchase Price. See Section 1 and Section 6.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. We cannot predict how our shares will trade after the Expiration Date, and it is possible that our share price will trade above the Final Purchase Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you carefully read the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your Shares with your broker or other financial, legal or tax advisors.

If I decide not to tender, how will the Offer affect my Shares?

Shareholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

Yes. The Shares will continue to be listed on the NASDAQ and we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the Shares I tender?

We will pay the Final Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the next business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and to begin paying for tendered Shares until after the Expiration Date and the guaranteed delivery period. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If you hold Shares on November 23, 2021, the record date for the Special Dividend, you will be entitled to the Special Dividend that is expected to be paid on December 22, 2021. The payment of the Special Dividend is not part of the Final Purchase Price and you will be entitled to the Special Dividend whether or not you tender your Shares pursuant to the Offer provided you hold such Shares on the record date.

If I am a holder of vested but unexercised stock options outstanding under the Equity Incentive Plan, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase any vested stock options outstanding under the Equity Incentive Plan that have not been exercised, and tenders of such stock options will not be accepted. If you are a holder of vested but unexercised stock options outstanding under the Equity Incentive Plan, you may, subject to the requirements of the Equity Incentive Plan and your award agreement, exercise such options and tender some or all of the Shares issued pursuant to such exercise in the Offer. You must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to provide adequate time to validly tender any such Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.

If I am a holder of restricted stock awards, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase restricted stock awards outstanding under the Equity Incentive Plan that have not vested or that are subject to restrictions as of the Expiration Date, and tenders of such unvested restricted stock awards will not be accepted. If you are a holder of restricted stock awards outstanding under the Equity Incentive Plan, you may only tender the Shares underlying such awards if they have vested and you have received the underlying Shares free of restrictions on the transfer of such Shares prior to the Expiration Date. See Section 3.

What is the last reported sale price of my Shares?

The Shares are listed and traded on the NASDAQ under the symbol “RRR.” On November 9, 2021, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares on the NASDAQ was $48.99 per Share, which is above the $46.00 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Final Purchase Price determined in the Offer may lower the Final Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay share transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for tendered Shares to the registered holder of such Shares, you will not incur any share transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, or if tendered certificates for Shares are registered in the name of someone other than the person signing the Letter of Transmittal, then share transfer taxes may apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 14), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 14 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer. If you are a Non-U.S. Holder (as defined in Section 14), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a Non-U.S. Holder, you may be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable Form W-8. See Section 14 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

What is the accounting treatment of the Offer?

The accounting for our purchase of Shares in the Offer will result in a reduction of our total equity in an amount equal to the aggregate purchase price of the Shares we purchase, a corresponding reduction in cash and cash equivalents and a reduction in the weighted average number of outstanding Shares for the purposes of calculating earnings per Share in an amount equal to the weighted average number of Shares that we repurchase pursuant to the Offer. See Section 2.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date.

What will happen to the Company’s existing repurchase program?

In February 2019, our Board of Directors approved an equity repurchase program (the “Equity Repurchase Program”) authorizing the repurchase of up to an aggregate of $150 million of Shares. In February 2021, our Board of Directors approved an extension of the Equity Repurchase Program through December 31, 2022. In September 2021, our Board of Directors approved an increase in the aggregate amount authorized under the Equity Repurchase Program to $300 million. We are not obligated to repurchase any Shares under the Equity Repurchase Program. As of November 5, 2021, we have $162.1 million of remaining repurchases authorized under the Equity Repurchase Program. The Board authorized the Offer separately from the Equity Repurchase Program and, as a result, the Equity Repurchase Program will remain in effect with any future repurchases thereunder to be made in accordance with its terms and applicable law. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following the completion or termination of the Offer, and after the required waiting period, we may, from time to time, make additional repurchases of Shares, either in the open market, through public or privately negotiated transactions, in additional tender offers, or otherwise, in accordance with applicable law. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. The amount and timing of any repurchases under the Equity Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our Shares, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Equity Repurchase Program will be made or that such repurchases would enhance the value of our Shares.

Whom should I contact with questions about the Offer?

The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is D.F. King & Co., Inc. and the Dealer Manager is BofA Securities, Inc. Their contact information is set forth below.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers May Call: (212) 269-5550

All Others Call Toll-Free: (800) 870-0653

E-mail: rrr@dfking.com

The Dealer Manager for the Offer is:

BofA Securities

BofA Securities, Inc.

Bank of America Tower

One Bryant Park

New York, New York 10036

Call Toll-Free: 1 (888) 803-9655

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC that are incorporated by reference in this Offer to Purchase contain “forward-looking statements”. Forward-looking statements can be identified by words such as “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “might,” “should,” “could,” “would,” “seek,” “pursue,” and “anticipate” or the negative or other variation of these or similar words, or may include discussions of strategy or risks and uncertainties. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, (ii) our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2021, the quarterly period ended June 30, 2021 and the quarterly period ended September 30, 2021 and (iii) any subsequently filed Annual Report, Quarterly Report and current reports.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Therefore, we caution you against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market, and regulatory conditions and the following:

•	our ability to complete the Offer;

•	the price and time at which we may make any additional Share repurchases following completion of the Offer and the number of Shares acquired in any such repurchases;

•	our decreased “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets) as a result of the Offer and any other Share repurchases;

•	our ability to consummate the previously announced sale of the Palms Casino Resort;

•	the extent and duration of the impact of the COVID-19 pandemic on our business, financial results and liquidity;

•	the duration of the closure of our properties that have not yet reopened;

•	the impact and cost of new operating procedures implemented at our properties in response to the COVID-19 pandemic;

•	the impact of actions that we have undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic;

•	the impact of the COVID-19 pandemic, and resulting unemployment and changes in general economic conditions on discretionary spending and consumer demand;

•	our reliance on the Las Vegas regional market;

•

the impact of business conditions, including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business generally, on our business and results of operations;

•	the impact of general economic conditions outside our control, including changes in interest rates, consumer confidence and unemployment levels, on our business and results of operations;

•	acts of war or terrorist incidents, natural disasters or civil unrest; risks associated with the collection and retention of data about our customers, employees, suppliers and business partners;

•	the effects of intense competition that exists in the gaming industry;

•	additional competition arising as a result of the approval of new gaming licenses or gaming activities such as internet gaming, and the expansion of sports betting outside the state of Nevada;

•	our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete;

•	the risk that we will not be able to finance our development and investment projects or refinance our outstanding indebtedness;

•

the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us;

•	risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition;

•	adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves;

•

risks associated with development, construction and management of new projects or the expansion of existing facilities, including cost overruns, construction delays, environmental risks and legal or political challenges; and

•	risks associated with integrating operations of any acquired companies and developed properties.

For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 23, 2021. The Company does not update any of its forward-looking statements except as required by law.

INTRODUCTION

To the holders of our shares of common stock:

We are offing to purchase up to $350,000,000 in aggregate purchase price of our Shares at a price calculated as described herein that is a price not greater than $53.00 nor less than $46.00 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase, in the related Letter of Transmittal and in other related materials as may be amended or supplemented from time to time.

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders. This Final Purchase Price will be the lowest single purchase price (in increments of $0.25), not greater than $53.00 nor less than $46.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $350,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $350,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn.

We may not purchase all of the Shares tendered at or below the Final Purchase Price because of proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if $350,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders promptly after the Expiration Date. See Section 1.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, if more than $350,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

If you are a holder of vested but unexercised stock options outstanding under the Equity Incentive Plan, you may, subject to the requirements of the Equity Incentive Plan and your award agreement, exercise such options and tender some or all of the Shares issued pursuant to such exercise in the Offer. You must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to provide adequate time to validly tender any such Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. If you are a holder of restricted stock awards outstanding under the Equity Incentive Plan, you may only tender the Shares underlying such awards if they have vested and you have received the underlying Shares free of restrictions on the transfer of such Shares prior to the Expiration Date.

On November 10, 2021, our Board of Directors declared a special cash dividend of $3.00 per Share (the “Special Dividend”). The Special Dividend is payable to shareholders of record on November 23, 2021, and is expected to be paid on December 22, 2021. You will be entitled to the Special Dividend whether or not you tender your Shares pursuant to the Offer provided you hold such Shares on the record date. Because you will remain the holder of any Shares you tender until the Offer expires and we accept any such Shares for payment, you will receive the Special Dividend even if you tender your Shares prior to the record date. However, if you acquire any Shares after the record date for the Special Dividend and subsequently tender such Shares pursuant to the Offer, you will not receive the Special Dividend with respect to such Shares.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, AND THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Dealer Manager, the Information Agent and the Depositary. See Section 16.

As of November 5, 2021, we had 68,696,282 issued and outstanding Shares. At the minimum Final Purchase Price of $46.00 per Share, we would purchase 7,608,695 Shares if the Offer is fully subscribed, which would represent approximately 11.08% of our outstanding Shares, or 6.70% of our outstanding Shares (assuming conversion of all shares of Class B Common Stock and LLC Units), as of November 5, 2021. At the maximum Final Purchase Price of $53.00 per Share, we would purchase 6,603,773 Shares if the Offer is fully subscribed, which would represent approximately 9.61% of our outstanding Shares, or 5.82% of our outstanding Shares (assuming conversion of all shares of Class B Common Stock and LLC Units), as of November 5, 2021. If the Offer is fully subscribed at the minimum Final Purchase Price, we would have approximately 61,087,587 Shares outstanding immediately following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the maximum Final Purchase Price, we would have approximately 62,092,509 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Final Purchase Price for such Shares. As of September 30, 2021, an aggregate of approximately 13.0 million Shares remained available for future awards under the Equity Incentive Plan, and approximately 6.5 million Shares were subject to currently outstanding options and other share-based awards (assuming payout at 100% for awards with open performance periods). See. Section 12.

The Shares are listed and traded on the NASDAQ under the symbol “RRR.” On November 9 2021, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $48.99 per Share, which is above the $46.00 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Final Purchase Price determined in the Offer may lower the Final Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 12.

We are not making the Offer to, and will not accept any tendered shares from, holders of Shares in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Shares in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one of more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

The address of the Company’s principal executive office is 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135 and the telephone number of the Company’s principal executive office is (702) 495-3000.

THE OFFER

1. Number of Shares; Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase $350,000,000 in aggregate purchase price of Shares, or all Shares properly tendered and not properly withdrawn in the event that less than $350,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if $350,000,000 in aggregate purchase price of Shares or less is properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 12:00 Midnight, at the end of the day, New York City time, on December 9, 2021, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire or unless we terminate the Offer. The term Expiration Date refers to the specific time and date on which the Offer expires. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must either (i) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering shareholder receiving a purchase price per Share as low as $46.00, the low end of the price range in the Offer, less any applicable withholding taxes and without interest) or (ii) specify the price or prices, not greater than $53.00 nor less than $46.00 per Share, at which they are willing to sell their Shares to us under the Offer. In the event that a shareholder specifies such a purchase price or purchase prices that exceeds the Final Purchase Price, the Company will not purchase the Shares of such shareholder. Prices may be specified in multiples of $0.25. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified, or deemed specified, by tendering shareholders. The Final Purchase Price will be a single per Share price, equal to the lowest single purchase price, not greater than $53.00 nor less than $46.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $350,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $350,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn.

We will pay the Final Purchase Price for all Shares purchased in the Offer, less any applicable withholding taxes and without interest, promptly after the Expiration Date. We will not purchase any Shares at a price in excess of the Final Purchase Price.

If you specify that you are willing to sell your Shares to us at the Final Purchase Price (which could result in you receiving a purchase price per Share as low as $46.00, the low end of the price range in the Offer, less any applicable withholding taxes and without interest), your Shares will be deemed to be tendered at $46.00 per Share, which is the low end of the price range in the Offer, for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at $46.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on the NASDAQ on November 9, 2021, the last full trading day prior to the commencement of the Offer, which was $48.99 per Share, and could be below the last reported sale price of the Shares on the NASDAQ on the Expiration Date. Accordingly, an election to accept the Final Purchase Price determined in the Offer may lower the Final Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date.

Throughout the Offer, certain information relating to the trading price of our Shares shall be available via the Information Agent at the address and telephone number set forth on the back cover page of this Offer to

Purchase. We will announce the Final Purchase Price by press release as promptly as practicable after it has been determined. Such press release will also be filed as an amendment to our Schedule TO that we have filed with the SEC relating to the Offer. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and to begin paying for tendered Shares until after the Expiration Date and the guaranteed delivery period.

We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if Shares having an aggregate purchase price in excess of $350,000,000 are properly tendered (and not properly withdrawn) at or below the Final Purchase Price. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering shareholder at our expense promptly following the Expiration Date and the guaranteed delivery period.

By following the Instructions to the Letter of Transmittal, shareholders can specify different minimum purchase prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, if more than $350,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, decrease the maximum aggregate purchase price of Shares we may purchase in the Offer or change the range of purchase prices at which shareholders may tender their Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 15.

In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as described below. The withdrawal rights also expire on the Expiration Date.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, AND THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases

If the terms and conditions of the Offer have been satisfied or waived and $350,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and more than $350,000,000 in aggregate purchase price of Shares has been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•	first, we will purchase Odd Lots (as defined below) of fewer than 100 Shares at the Final Purchase Price from shareholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined below) will not qualify for this preference;

•

second, after purchasing all Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

third, only if necessary to permit us to purchase $350,000,000 in aggregate purchase price of Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares at or below the Final Purchase Price. Random lot would be facilitated by the Company.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than $350,000,000 in aggregate purchase price of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of Shares.

Odd Lots

The term “Odd Lots” means all Shares tendered by any person (such person, an “Odd Lot Holder”) who owned, beneficially or of record, an aggregate of fewer than 100 Shares and certifies such fact in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration

If proration of tendered Shares is required, we will determine the proration for each shareholder tendering Shares, if any, promptly following the Expiration Date. Proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (excluding Odd Lot Holders) at or below the Final Purchase Price, subject to the provisions governing conditional tenders described in Section 6, any adjustment to avoid the purchase of fractional Shares and the terms and conditions of the Offer. Due to the difficulty in determining the number of Shares properly tendered and not properly withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration for each shareholder or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date and the guaranteed delivery period. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date.

As described in Section 14, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or whose nominees’ names, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals

Purpose of the Offer

We believe that the repurchase of Shares pursuant to the Offer, as well as the Special Dividend, will allow us to return value to our shareholders and is a prudent use of our financial resources and that a prompt deployment of our investable cash for this purpose is in the best interests of our shareholders. The Offer provides a mechanism for completing a sizeable repurchase of Shares more rapidly than would be possible through open market repurchases. The modified Dutch auction tender offer set forth in this Offer to Purchase provides our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company, if they so elect. The Offer also provides our shareholders who are the registered owners of their Shares with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the tendering shareholder to avoid the usual transaction costs associated with open market transactions.

However, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary, and whose Shares are purchased in the Offer, will avoid any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NASDAQ.

Certain Effects of the Offer

Red Rock is a holding Company that manages and owns an equity interest in Station LLC, through which we conduct all of our operations. Red Rock holds an indirect equity interest in Station LLC through our ownership of limited liability interests in Station Holdco, which owns all of the economic interests in Station LLC. At November 5, 2021, we held 60.51% of the economic interests and 100% of the voting power in Station Holdco, subject to certain limited exceptions, and we are designated as the sole managing member of both Station Holdco and Station LLC.

As of November 5, 2021, we had 68,696,282 issued and outstanding Shares and 45,985,804 issued and outstanding shares of Class B Common Stock. Pursuant to the terms of the Exchange Agreement, each holder of shares of Class B Common Stock is entitled to exchange its LLC Units, together with an equal number of shares of Class B Common Stock, for Shares at an exchange ratio calculated pursuant to the Exchange Agreement. The exchange ratio is a fraction, the numerator of which shall be the number of Shares outstanding immediately prior to the applicable exchange and the denominator of which shall be the number of LLC Units owned by Red Rock and its subsidiaries immediately prior to applicable exchange. The exchange ratio as of November 5, 2021 was 0.97509 Shares for each share of Class B Common Stock and each LLC Unit. At the minimum Final Purchase Price of $46.00 per Share, we would purchase 7,608,695 Shares if the Offer is fully subscribed, which would represent approximately 11.08% of our outstanding Shares, or 6.70% of our outstanding Shares (assuming conversion of all shares of Class B Common Stock and LLC Units), as of November 5, 2021. At the maximum Final Purchase Price of $53.00 per Share, we would purchase 6,603,773 Shares if the Offer is fully subscribed, which would represent approximately 9.61% of our outstanding Shares, or 5.82% of our outstanding Shares

(assuming conversion of all shares of Class B Common Stock and LLC Units), as of November 5, 2021. If the Offer is fully subscribed at the minimum Final Purchase Price, we would have approximately 61,087,587 Shares outstanding immediately following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the maximum Final Purchase Price, we would have approximately 62,092,509 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Final Purchase Price for such Shares. If we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. These shareholders will also continue to bear the risks associated with owning the Shares. Shareholders may be able to sell non-tendered Shares in the future on the NASDAQ or otherwise at a net price significantly higher or lower than the Final Purchase Price. We can give no assurance as to the price at which a shareholder may be able to sell his or her Shares in the future.

In accordance with the terms of the LLC Agreement, Station Holdco will, immediately prior to the repurchase of Shares in this Offer, redeem a proportionate number of LLC Units held by the Company determined with reference to the exchange ratio described above at an aggregate purchase price equal to the aggregate purchase price paid for the Shares being repurchased by the Company (plus any expenses related thereto). As of November 5, 2021, the Company owned 70,451,468 of Station Holdco’s 116,437,272 issued and outstanding LLC Units, representing a 60.51% economic interest in Station Holdco. At the minimum Final Purchase Price of $46.00 per Share, we would purchase 7,608,695 Shares if the Offer is fully subscribed, which would represent approximately 11.08% of our outstanding Shares, and Station Holdco would redeem 7,803,097 LLC Units held by the Company, if the Offer is fully subscribed, which would result in our economic interest in Station Holdco being reduced to 57.67% as of November 5, 2021. At the maximum Final Purchase Price of $53.00 per Share, we would purchase 6,603,773 Shares if the Offer is fully subscribed, which would represent approximately 9.61% of our outstanding Shares, and Station Holdco would redeem 6,772,499 LLC Units held by the Company, if the Offer is fully subscribed, which would result in our economic interest in Station Holdco being reduced to 58.07% as of November 5, 2021.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. However, all of our directors and executive officers have advised us that they do not intend to tender any of their Shares (including Shares issuable in exchange for shares of Class B Common Stock and LLC Units) in the Offer. Assuming the completion of the Offer, the relative ownership interest of our directors and executive officers in the Company will increase. Our directors, executive officers and affiliates may, subject to applicable law and applicable policies of the Company, sell their shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer.

There will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NASDAQ and the conditions of the Offer, our purchase of Shares under the Offer will not cause our remaining outstanding Shares to be delisted from the NASDAQ. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and comply with proxy rules in connection with meetings of our shareholders. Our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR

REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

We intend to retire the Shares we acquire pursuant to the Offer.

The accounting for our purchase of Shares in the Offer will result in a reduction of our total equity in an amount equal to the aggregate purchase price of the Shares we purchase, a corresponding reduction in cash and cash equivalents and a reduction in the weighted average number of outstanding Shares for the purposes of calculating earnings per Share in an amount equal to the weighted average number of Shares that we repurchase pursuant to the Offer. See Section 2.

Plans and Proposals

The Offer is an element of our plan to return value to our shareholders. On November 10, 2021, our Board of Directors declared the Special Dividend. The Special Dividend is payable to shareholders of record on November 23, 2021, and is expected to be paid on December 22, 2021. You will be entitled to the Special Dividend whether or not you tender your Shares pursuant to the Offer provided you hold such Shares on the record date. Because you will remain the holder of any Shares you tender until the Offer expires and we accept any such Shares for payment, you will receive the Special Dividend even if you tender your Shares prior to the record date. However, if you acquire any Shares after the record date for the Special Dividend and subsequently tender such Shares pursuant to the Offer, you will not receive the Special Dividend with respect to such Shares.

Except as disclosed or incorporated by reference in this Offer to Purchase, neither the Company nor any of its executive officers, directors, or affiliates have current definitive plans, proposals or negotiations that relate to or would result in:

•

any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (other than in the case of our subsidiaries, mergers, reorganizations or liquidations done in the ordinary course of business or for purposes of internal reorganizations);

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our dividend rate or policy (other than with respect to the Special Dividend), our indebtedness (other than as described in Section 9) or capitalization;

•

any change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on our Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming delisted from the NASDAQ, or ceasing to be authorized to be quoted on the NASDAQ;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than pursuant to our share repurchase program, employee stock purchase plan and the grant of equity-based compensation awards or other stock options to employees or directors in the ordinary course of business; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), our management continually assesses and reassesses options for returning value to our shareholders, including by reinstating quarterly dividends or making special dividends, possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3. Procedures for Tendering Shares

Proper Tender of Shares

For Shares to be properly tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer on their behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

In the alternative, the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (i) checking the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer,” which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer, or (ii) checking one of the boxes in the subsection entitled “Shares Tendered At Price Determined By Shareholder,” indicating the price at which Shares are being tendered.

Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless such Shares were properly withdrawn in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer” (in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Final Purchase Price, your Shares will be deemed to have been tendered at $46.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at $53.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. If tendering shareholders wish to indicate a specific price (in multiples of $0.25) at which their Shares are being tendered, they must check the appropriate box in the subsection entitled “Shares Tendered At Price Determined By Shareholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.

Shareholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.

Shareholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their own financial, legal and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 14.

Signature Guarantees and Method of Delivery

No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal, or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15 (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•

one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery

The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery

If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the Depositary receives at the address listed on the back cover of this Offer to Purchase, within the period of two (2) trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email transmission (at dapisa@astfinancial.com) or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery form is filed as an exhibit to the Schedule TO. Copies of the form may also be obtained from the Information Agent who may be contacted at any of its telephone numbers listed on the back cover of this Offer to Purchase.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your Shares on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process tenders for our Shares through the Book-Entry Transfer Facility during that time (although there is no assurance that this will be the case). Once the Book-Entry Transfer Facility has closed, participants in the Book-Entry Transfer Facility whose name appears on the Book-Entry Transfer Facility security position listing as the owner of Shares will still be able to tender their Shares by delivering a Notice of Guaranteed Delivery to the Depositary via email (at dapisa@astfinancial.com). If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any Notice of Guaranteed Delivery on your behalf. It will generally not be possible to direct such an institution to submit a Notice of Guaranteed Delivery once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a Notice of Guaranteed Delivery on your behalf prior to 12:00 Midnight, at the end of the day, New York City time, on the Expiration Date. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the applicable Notice of Guaranteed Delivery in connection with the delivery of those Shares.

As described above under “Guaranteed Delivery,” once the Notice of Guaranteed Delivery is delivered, which must occur prior to 12:00 Midnight, at the end of the day, New York City time, on the Expiration Date, you or your institution will have two (2) trading days following such delivery to meet the conditions described above in order to effect the tender of your Shares. Therefore, the earliest your tender could be effected is at 8:00 a.m., New York City time, on the next trading day when the Book-Entry Transfer Facility reopens, assuming all such conditions have been met. The form of Notice of Guaranteed Delivery can be obtained from the website described above.

Procedures for Vested Stock Options

We are not offering, as part of the Offer, to purchase any vested stock options outstanding under the Equity Incentive Plan that have not been exercised, and tenders of such stock options will not be accepted. If you are a holder of vested but unexercised stock options outstanding under the Equity Incentive Plan, you may, subject to the requirements of the Equity Incentive Plan and your award agreement, exercise such options and tender some or all of the Shares issued pursuant to such exercise in the Offer. You must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to provide adequate time to validly tender any such Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

If you are a holder of vested but unexercised stock options outstanding under the Equity Incentive Plan, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term in which you may exercise your stock options and the provisions for prorated purchases described in Section 1.

Procedures for Unvested Restricted Shares

We are not offering, as part of the Offer, to purchase restricted stock awards outstanding under the Equity Incentive Plan that have not vested or that are subject to restrictions as of the Expiration Date, and tenders of such unvested restricted stock awards will not be accepted. If you are a holder of restricted stock awards outstanding under the Equity Incentive Plan, you may only tender the Shares underlying such awards if they have vested and you have received the underlying Shares free of restrictions on the transfer of such Shares prior to the Expiration Date.

Return of Unpurchased Shares

If any properly tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date upon the terms and subject to the conditions of the Offer, or if less than all Shares evidenced by a shareholder’s certificate(s) are tendered, we will credit the certificates to book-entry for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement

It is a violation of Exchange Act Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (i) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right.

Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost or Destroyed Certificates

Shareholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact American Stock Transfer & Trust Company, LLC, as transfer agent at the toll-free number 1 (877) 248-6417 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. Those certificates will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact American Stock Transfer & Trust Company, LLC immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by 12:00 Midnight, at the end of the day, New York City time, on January 10, 2022, you may also withdraw your Shares at any time thereafter.

If you are a registered holder of Shares, for a withdrawal to be effective, a notice of withdrawal, in written form, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the written notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process withdrawals of Shares through the Book-Entry Transfer Facility during that time (although there can be no assurance that this will be the case). Once the Book-Entry Transfer Facility has closed, if you beneficially own Shares that were previously delivered through the Book-Entry Transfer Facility, then in order to properly withdraw your Shares the institution through which your Shares are held must deliver via email a written notice of withdrawal to the Depositary at dapisa@astfinancial.com prior to 12:00 Midnight, at the end of the day, New York City time, on the Expiration Date. It will generally not be possible to direct such an institution to submit a written notice of withdrawal once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a written notice of withdrawal on your behalf prior to 12:00 Midnight, at the end of the day, New York City time, on the Expiration Date. Such notice of withdrawal must be in the form of the Book-Entry Transfer Facility’s notice of withdrawal, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. Shares can be properly withdrawn only if the Depositary receives a written notice of withdrawal directly from the relevant institution that tendered the Shares through the Book-Entry Transfer Facility.

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•	determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified, or deemed specified, by tendering shareholders, and

•

accept for payment up to $350,000,000 in aggregate purchase price of Shares (or such greater number as we may elect to purchase, subject to applicable law). We may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore be deemed to have purchased), subject to proration, “Odd Lot” priority and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay the Final Purchase Price per Share for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares properly tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration or conditional tenders, will be credited to book-entry with the Depositary, and, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all share transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person are the responsibility of the shareholder and evidence satisfactory to us of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, may need to be submitted. See Instruction 7 of the Letter of Transmittal.

6. Conditional Tender of Shares

In the event of an over-subscription of the Offer, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 14, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender.

Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her own financial, legal or tax advisor with respect to the advisability of making a conditional tender.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if the number of Shares properly tendered and not properly withdrawn pursuant to the Offer at a price equal to or less than the Final Purchase Price and pursuant to the “Shares Tendered At Price Determined Under The Offer” alternative is greater than $350,000,000 in aggregate purchase price (or such greater number as we may elect to purchase, subject to applicable law) so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, at or below the Final Purchase Price on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below $350,000,000 in aggregate purchase price (or such greater number as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select for purchase, by random lot, enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase such number of Shares.

7. Conditions of the Offer

The Offer is not conditioned on any minimum number of Shares being tendered, and the Offer is not subject to a financing condition. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if, at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

•

there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•

make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer;

•

materially and adversely affect our or our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

a decrease of more than 10% in the sale price of the Shares on the NASDAQ or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on November 9, 2021, the last full trading day prior to the commencement of the Offer;

•

the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after November 10, 2021;

•	any material escalation of any war or armed hostilities which had commenced prior to November 10, 2021;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC prior to November 10, 2021);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC prior to November 10, 2021, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

•	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or that could materially adversely affect the benefits of the Offer to us;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•

we determine that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (i) will be held of record by fewer than 300 persons or (ii) will be delisted from the NASDAQ or be eligible for deregistration under the Exchange Act.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering shareholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•	delay acceptance of, or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date, subject to applicable laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. Section 15.

8. Price Range of Shares; Dividends

The Shares are listed and traded on the NASDAQ under the trading symbol “RRR.” The following table sets forth, for the fiscal quarters indicated, the high and low composite per Share prices of the Shares on the NASDAQ and the cash dividends per Share declared:

Fiscal Year 2019 (year ended December 31, 2019)

	High	Low	Cash Dividends Declared
First Quarter	$29.80	$19.56	$0.10
Second Quarter	$28.62	$20.25	$0.10
Third Quarter	$23.25	$16.76	$0.10
Fourth Quarter	$24.699	$19.335	$0.10

Fiscal Year 2020 (year ended December 31, 2020)

	High	Low	Cash Dividends Declared
First Quarter	$27.91	$2.76	$0.10
Second Quarter	$17.04	$6.91	—
Third Quarter	$19.25	$9.375	—
Fourth Quarter	$26.45	$16.56	—

Fiscal Year Ending December 31, 2021

	High	Low	Cash Dividends Declared
First Quarter	$35.94	$23.04	—
Second Quarter	$46.61	$31.67	—
Third Quarter	$53.31	$37.051	—
Fourth Quarter (through November 9, 2021)	$58.74	$48.03	—

On November 10, 2021, our Board of Directors declared the Special Dividend. The Special Dividend is payable to shareholders of record on November 23, 2021, and is expected to be paid on December 22, 2021. You will be entitled to the Special Dividend whether or not you tender your Shares pursuant to the Offer provided you hold such Shares on the record date. Because you will remain the holder of any Shares you tender until the Offer expires and we accept any such Shares for payment, you will receive the Special Dividend even if you tender your Shares prior to the record date. However, if you acquire any Shares after the record date for the Special Dividend and subsequently tender such Shares pursuant to the Offer, you will not receive the Special Dividend with respect to such Shares.

The payment of additional dividends or distributions in the future will be subject to the requirements of the laws of the State of Delaware and the discretion of our Board of Directors. Any dividend payment must be approved by the Board of Directors. The declaration of any future cash dividends and, if declared, the amount of any such dividends, will depend upon general business conditions, our financial condition, our earnings and cash flow, our capital requirements, financial covenants and other contractual restrictions on the payment of dividends or distributions.

On November 9, 2021, the last full trading day before the commencement of the Offer, the last closing sale price of the Shares on the NASDAQ was $48.99 per Share. Shareholders are urged to obtain current market quotations for the Shares.

9. Source and Amount of Funds

We intend to pay for the Shares and fees and expenses applicable to the Offer with cash on hand and borrowings under our $1.0 billion revolving credit facility (the “Revolving Credit Facility”), which is one of the credit facilities under Station LLC’s credit agreement, dated as of June 8, 2016 and as amended through February 7, 2020 (the “Credit Agreement”), among Station LLC, certain subsidiaries of Station LLC, as guarantors, the lenders party thereto from time to time, and Deutsche Bank AG Cayman Islands Branch, as administrative agent and collateral agent. The Revolving Credit Facility matures on February 7, 2025.

Station LLC’s credit facilities under the Credit Agreement consist of the Term Loan B Facility, the Term Loan A Facility and the Revolving Credit Facility (collectively, the “Credit Facility”). As last amended in February 2020, the Term Loan B Facility bears interest at a rate per annum, at Station LLC’s option, equal to either LIBOR plus 2.25% or base rate plus 1.25%, and the Term Loan A Facility and Revolving Credit Facility each bear interest at a rate per annum, at Station LLC’s option, equal to either LIBOR plus an amount ranging from 1.50% to 1.75% or a base rate plus an amount ranging from 0.50% to 0.75%, depending on Station LLC’s consolidated total leverage ratio. The Credit Facility contains a number of customary covenants, including requirements that Station LLC maintain throughout the term of the Credit Facility and measured as of the end of each quarter, an interest coverage ratio (as defined in the Credit Agreement) of not less than 2.50 to 1.00 and a maximum consolidated total leverage ratio (as defined in the Credit Agreement), with step-downs over the term of the Credit Facility, ranging from 6.50 to 1.00 at September 30, 2021 to 5.25 to 1.00 at December 31, 2023 and thereafter. A breach of the financial ratio covenants shall only become an event of default under the Term Loan B Facility if the lenders under the Term Loan A Facility and the Revolving Credit Facility take certain affirmative actions after the occurrence of a default of such financial ratio covenants.

Borrowings under the Credit Facility are guaranteed by all of Station LLC’s existing and future material restricted subsidiaries and are secured by pledges of all of the equity interests in Station LLC and its material restricted subsidiaries, a security interest in substantially all of the personal property of Station LLC and the subsidiary guarantors, and mortgages on the real property and improvements owned or leased by certain of Station LLC’s subsidiaries.

As of November 9, 2021, the Revolving Credit Facility had a balance of $250 million, excluding $29.4 million of letters of credit. We do not have any current plans to terminate or refinance the Revolving Credit Facility, but we will regularly consider whether to refinance the Revolving Credit Facility based on our financial results, financial condition, liquidity and prevailing market conditions.

Station LLC, a subsidiary of the Company, has announced an offering of senior notes. While the Company anticipates that the proceeds of such offering, if it is completed, would be applied to pay the purchase price for tendered Shares in the Offer or repay amounts borrowed under the Credit Facility to pay such purchase price, the Offer is not conditioned upon the consummation of the sale of such senior notes.

There is no financing condition to the Offer, although the Offer is subject to certain other conditions. See Section 7.

10. Certain Information Concerning Us

General

Red Rock Resorts owns an indirect equity interest in and manages Station LLC. Station LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station LLC’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station LLC owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station LLC also owns Palms Casino Resort, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel and Fiesta Henderson Casino Hotel, which have been closed since March 2020, and owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. Our principal executive offices are located at 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135. The telephone number for the Company’s principal executive offices is (702) 495-3000.

Availability of Reports and Other Information

We are subject to the informational filing requirements of the Exchange Act, which obligate us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters.

Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information, including the Schedule TO, all of the exhibits to it, and documents incorporated by reference, are available to the public on or accessible through the SEC’s site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on or accessible through the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules) until termination of this Offer:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 23, 2021;

•

Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on May 10, 2021; Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the Commission on August 6, 2021; and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Commission on November 5, 2021;

•

Our Current Reports on Form 8-K filed on May 4, 2021, June 7, 2021, September 30, 2021 and November 10, 2021 (excluding any information that is furnished and not “filed” for purposes of Section 18 of the Exchange Act); and

•	Our Proxy Statement on Schedule 14A filed on April 22, 2021.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive offices located at 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at http://www.redrockresorts.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11. Historical Financial Information.

We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. In addition, we incorporate by reference the unaudited financial information included in Part I, Item 1 of our Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2021, the unaudited financial information included in Part I, Item 1 of our Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2021 and the unaudited financial information included in Part I, Item 1 of our Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2021. You should refer to Section  10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

12. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Beneficial Ownership. As of November 5, 2021, there were 68,696,282 Shares issued and outstanding and 45,985,804 shares of Class B Common Stock issued and outstanding. In addition, as of November 5, 2021, we had an aggregate of 23.2 million Shares reserved for issuance under the Equity Incentive Plan.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. However, all of our directors and executive officers have advised us that they do not intend to tender any of their Shares (including Shares issuable in exchange for shares of Class B Common Stock and LLC Units) in the Offer. Assuming the completion of the Offer, the relative ownership interest of our directors and executive officers in the Company will increase. Our directors, executive officers and affiliates may, subject to applicable law and applicable policies of the Company, sell their shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer.

The following table provides information with respect to the beneficial ownership of our Shares and Class B Common Stock by:

•	each person or group known to us, based on Schedules 13D and 13G filed with the SEC, to be the beneficial owner of more than 5% of any class of equity securities;

•	each of our named executive officers in the Summary Compensation Table;

•	each of our directors and director nominees; and

•	all of our current directors and executive officers as a group.

The amounts and percentages of Class A Common Stock and Class B Common Stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days, including those shares of our Class A Common Stock issuable upon exchange of LLC Units (together with corresponding shares of our Class B Common Stock) on a basis determined in accordance with the LLC Agreement, subject to the terms of the Exchange Agreement. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise noted, the address of each person listed in the table below is c/o Red Rock Resorts, Inc., 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135.

The percentage of ownership is calculated using the number of shares outstanding as of November 5, 2021, which consisted of approximately 68,696,282 shares of Class A Common Stock and 45,985,804 shares of Class B Common Stock.

Name of Beneficial Owner	Class A Common Stock Beneficially Owned(1) Number	%	Class B Common Stock Beneficially Owned(1) Number	%	Combined Voting Power(2)
FI Station Investor LLC(3)	42,199	*	22,613,985	49.2%	43.3%
Fertitta Business Management LLC(4)	10,127	*	28,198,618	61.3%	54.0%
FBM Sub 1 LLC(5)	—	*	6,000,000	13.0%	11.5%
LNA Investments, LLC(6)	16,036	*	8,593,593	18.7%	16.4%
FJF, LLC	2,697,535	3.9%	—	—	*
KVF Investments, LLC(7)	16,036	*	8,593,593	18.7%	16.4%
F&J Fertitta Family Trust(8)	2,697,535	3.9%	—	—	*
L&T Fertitta Family Trust(8)	2,697,535	3.9%	—	—	*
FJF Irrevocable Trust(9)	843,134	1.2%	—	—	*
LJF Irrevocable Trust(9)	843,134	1.2%	—	—	*
F & J Grandchildren’s 2020 Irrevocable Trust	675,000	*	—	—	*
L & T Grandchildren’s 2020 Irrevocable Trust	675,000	*	—	—	*
Frank J. Fertitta III	4,257,868	6.2%	45,385,804	98.7%	88.7%
Lorenzo J. Fertitta	4,257,868	6.2%	45,385,804	98.7%	88.7%
Stephen L. Cootey	534,448	*	—	—	*
Jeffrey T. Welch	524,733	*	—	—	*
Robert Finch	341,614	*	—	—	*
Robert A. Cashell, Jr.	38,725	*	—	—	*
James E. Nave, D.V.M.	38,725	*	—	—	*
Robert E. Lewis	38,725	*	—	—	*
BAMCO, Inc.(10)	7,115,211	10.4%	—	—	1.4%
Diamond Hill Capital Management, Inc.(11)	5,986,703	8.7%	—	—	1.1%
The Vanguard Group(12)	5,926,973	8.6%	—	—	1.1%
Eminence Capital LP (13)	5,770,029	8.4%	—	—	1.1%
Blackrock, Inc.(14)	4,933,348	7.2%	—	—	*
Named Executive Officers and Directors as a Group (8 persons)(15)	10,032,706	14.6%	45,385,804	98.7%	88.8%

*	Indicates less than 1%.
(1)

Subject to the terms of the Exchange Agreement, holders of LLC Units are entitled to exchange LLC Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a basis determined in accordance with the Exchange Agreement or, at our election, for cash.

(2)

Represents percentage of voting power of the Class A common stock and Class B common stock of Red Rock voting together as a single class. Each outstanding share of Class A common stock is entitled to one vote, each outstanding share of Class B common stock that is held by a holder that, together with its affiliates, owned at least 30% of the outstanding LLC Units immediately following the consummation of the initial public offering of Red Rock in 2016 (the “IPO”) and, as of the applicable record date, maintained direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock) is entitled to ten votes and each other outstanding share of Class B common stock is entitled to one vote. The only holders of Class B common stock that satisfy the foregoing criteria are entities that are controlled by Frank J. Fertitta III and Lorenzo J. Fertitta (the “Fertitta Family Entities”). Consequently,

such entities are the only holders of Class B common stock entitled to ten votes per share of Class B common stock.

(3)

FI Station Investor LLC is owned by LNA Investments, LLC, KVF Investments, LLC and an affiliate of Frank J. Fertitta III and Lorenzo J. Fertitta that is owned by Fertitta Business Management LLC, LNA Investments, LLC and KVF Investments, LLC.

(4)	Fertitta Business Management LLC is owned and controlled (i) 50% by F&J Fertitta Family Business Trust and (ii) 50% by L&T Fertitta Family Business Trust.
(5)	FBM Sub 1 LLC is owned and controlled by Fertitta Business Management, LLC.
(6)

LNA Investments, LLC is managed by Lorenzo J. Fertitta and is beneficially owned by various trusts established for the benefit of his three children. Lorenzo J. Fertitta disclaims beneficial ownership of any shares of Class A common stock, shares of Class B common stock and LLC Units beneficially owned by LNA Investments, LLC, except to the extent of any pecuniary interest therein. The address for LNA Investments, LLC is 10801 W. Charleston Boulevard, Las Vegas, NV 89135.

(7)

KVF Investments, LLC is managed by Frank J. Fertitta III and is beneficially owned by various trusts established for the benefit of his three children. Frank J. Fertitta III disclaims beneficial ownership of any shares of Class A common stock, shares of Class B common stock and LLC Units beneficially owned by KVF Investments, LLC, except to the extent of any pecuniary interest therein. The address for KVF Investments, LLC is 10801 W. Charleston Boulevard, Las Vegas, NV 89135.

(8)

F&J Fertitta Family Business Trust is a revocable trust for which Frank J. Fertitta III has sole investment and voting power and L&T Fertitta Family Business Trust is a revocable trust for which Lorenzo J. Fertitta has sole investment and voting power.

(9)

The FJF Irrevocable Trust is an irrevocable trust for which Lorenzo J. Fertitta is trustee and has sole investment and voting power. The LJF Irrevocable Trust is an irrevocable trust for which Frank J. Fertitta III is trustee and has sole investment and voting power.

(10)	The address for BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(11)	The address for Diamond Hill Capital Management, Inc. is 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215.
(12)	The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(13)	The address for Eminence Capital, LP is 399 Park Avenue, 25th Floor, New York NY 10022.
(14)	The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
(15)	Named executive officers and directors as a group consist of eight persons.

Recent Securities Transactions. As described in this Section 12, with the exception of the repurchase of 389,332 Shares under the Equity Repurchase Plan at a weighted-average price of $49.92 per share, no transactions with respect to Shares have been effected during the 60 days prior to the date hereof by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its directors, executive officers or subsidiaries.

Equity Repurchase Plan. In February 2019, our Board of Directors approved the Equity Repurchase Plan, authorizing the repurchase of up to an aggregate of $150 million of Shares. In February 2021, our Board of Directors approved an extension of the Equity Repurchase Program through December 31, 2022. In September 2021, our Board of Directors approved an increase in the aggregate amount authorized under the Equity Repurchase Program to $300 million. We are not obligated to repurchase any Shares under the Equity Repurchase Program. As of November 5, 2021, we have $162.1 million of remaining repurchases authorized under the Equity Repurchase Program. The Board authorized the Offer separately from the Equity Repurchase Program and, as a result, the Equity Repurchase Program will remain in effect with any future repurchases thereunder to be made in accordance with its terms and applicable law. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following the completion or termination of the Offer, and after the required waiting period, we may, from time to time, make additional repurchases of Shares, either in the open market, through public or privately negotiated transactions, in additional tender offers, or otherwise, in accordance with applicable law. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. The amount and timing of any repurchases under the Equity Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our Shares, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Equity Repurchase Program will be made or that such repurchases would enhance the value of our Shares.

Amended and Restated 2016 Equity Incentive Plan. The Equity Incentive Plan authorizes our Board of Directors (or a committee thereof) to award equity-based compensation in the form of (1) stock options, including incentive stock options, (2) stock appreciation rights, (3) restricted stock, (4) restricted stock units, (5) performance awards, and (6) other stock-based awards. A total of 23.2 million Shares are reserved for issuance under the Equity Incentive Plan since its adoption, of which approximately 13.0 million were available for issuance as of September 30, 2021. Employees, eligible consultants and non-employee directors are eligible to participate in the Equity Incentive Plan.

During 2020, in recognition of the impact of COVID-19 on the Company’s business and operations, we did not award any equity-based compensation to our executive officers. In February 2021, our executive officers received the following equity-based awards under the Equity Incentive Plan:

Name	Number of Restricted Shares	Number of Stock Options
Stephen Cootey	21,355	118,338
Jeffrey Welch	19,932	110,449
Robert Finch	18,508	102,560

The restricted shares vest in two equal annual installments beginning on February 18, 2024, subject to the executive’s continued employment with the Company. The stock options vest in three equal installments beginning on February 18, 2023, subject to the executive’s continued employment with the Company.

Employment Agreements, Severance and Change of Control Arrangements related to Outstanding Equity Awards

The Company is currently party to employment agreements with each of its executive officers.

Pursuant to the Company’s award forms and the terms of the individual executive’s employment agreement, upon involuntary terminations of employment following a change of control, the vesting of unvested equity awards will accelerate as to all or a portion of the outstanding award.

In addition, in February 2021, the Compensation Committee of the Board of Directors recommended, and our Board of Directors approved, a policy applicable to all grants under the Equity Incentive Plan that would provide for unvested equity awards to automatically accelerate upon an executive’s death or disability.

Non-Employee Director Compensation

Currently, the target grant date value of the annual equity award to independent directors is $175,000. The annual equity award to independent directors has historically been made in the form of restricted stock awarded under the Equity Incentive Plan.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for our executive officers and non-employee directors as described below. Individuals have five years from the date they become subject to the stock ownership guidelines to satisfy them. Unvested restricted stock and shares owned outright are counted for purposes of satisfying the ownership guidelines. The Company’s stock ownership guidelines call for the Company’s chief executive officer to hold Company equity equal to five times annual base salary, and other executive officers to hold Company equity equal to three times annual base salary.

The Company’s stock ownership guidelines call for the Company’s non-employee directors to hold Company equity equal to two times annual retainer fees.

Limited Liability Company Agreement of Station Holdco

The LLC Agreement provides, among other things, that Red Rock controls all of the business and affairs of Station Holdco and its subsidiaries. Holders of LLC Units do not generally have voting rights under the LLC Agreement.

Red Rock has the right to determine when distributions will be made to holders of LLC Units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, such distribution will be made to the holders of LLC Units on a pro rata basis in accordance with the number of LLC Units held by such holder.

The holders of LLC Units, including Red Rock, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Station Holdco. Net profits and net losses of Station Holdco will generally be allocated to holders of LLC Units (including Red Rock) on a pro rata basis in accordance with the number of LLC Units held by such holder. The LLC Agreement provides for quarterly cash distributions, which we refer to as “tax distributions,” to the holders of the LLC Units. Generally, tax distributions will be computed by first determining the tax amount of each holder of LLC Units, which amount will generally equal the taxable income allocated to each holder of LLC Units (with certain adjustments), and then multiplying that income by an assumed tax rate. Station Holdco will then determine an aggregate tax distribution amount by reference to the highest individual LLC Unit holder’s tax amount and, subject to certain limitations, will distribute that aggregate amount to all holders of LLC Units as of the tax distribution date based on their percentage ownership interests at the time of the distribution.

The LLC Agreement provides that, to the extent that such payments may be made in compliance with the terms of Station Holdco’s debt agreements and applicable law, in the sole discretion of Red Rock, as the managing member of Station Holdco, Station Holdco will pay or reimburse Red Rock for all fees, costs, and expenses incurred by Red Rock and related to the business and affairs of Station Holdco (including expenses that relate to the business and affairs of Station Holdco that also relate to the activities of Red Rock, such as costs of future securities offerings, board of director compensation, costs of periodic reports to stockholders of Red Rock, and accounting and legal costs).

The LLC Agreement provides that it may be amended, supplemented, waived or modified by the written consent of Red Rock in its sole discretion without the approval of any other holder of LLC Units, except that (x) no amendment may disproportionately materially and adversely affect the rights of a holder of LLC Units without the consent of such holder and (y) the consent of the Fertitta Family Entities is required for amendments to certain provisions governing rights or obligations of such holders.

Tax Receivable Agreement

Red Rock used a portion of the proceeds from the IPO to purchase LLC Units. The holders of the LLC Units (other than Red Rock) may (subject to the terms of the Exchange Agreement) exchange their LLC Units, together with all outstanding shares of Class B common stock, for shares of our Class A common stock on a basis determined in accordance with the LLC Agreement or, at our election, for cash. As a result of this initial purchase and any subsequent exchanges, Red Rock is entitled to a proportionate share of the existing tax basis of the assets of Station Holdco. Station Holdco made an election under Section 754 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), effective for the first taxable year in which an exchange or purchase of LLC Units occurred and all future years, which may result in increases to the tax basis of the assets of Station Holdco. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of tax that Red Rock would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets.

We have entered into a tax receivable agreement with the holders of LLC Units (and their permitted transferees). The agreement requires us to pay to such holders 85% of the amount of tax benefits, if any, that we realize (or are deemed to realize in the case of an early termination payment, a change in control or a material breach by us of our obligations under the tax receivable agreement, as discussed below) as a result of any possible increases in tax basis described above and of certain other tax benefits attributable to payments under the tax receivable agreement itself. This is Red Rock’s obligation and not an obligation of Station Holdco. For purposes of the tax receivable agreement, the benefit deemed realized by Red Rock will be computed by comparing the actual income tax liability of Red Rock (calculated with certain assumptions) to the amount of such taxes that Red Rock would have been required to pay had there been no increase to the tax basis of the assets of Station Holdco as a result of the purchases or exchanges, and had Red Rock not entered into the tax receivable agreement. The tax receivable agreement became effective immediately prior to the consummation of the IPO and will remain in effect until all such tax benefits have been utilized or expired, unless the agreement is terminated early, as described below. All of the intangible assets, including goodwill, of Station Holdco at the time of the IPO allocable to LLC Units acquired or deemed acquired in taxable transactions by Red Rock from existing owners of Station Holdco are amortizable for tax purposes. Red Rock and its stockholders will retain the remaining 15% of the tax benefits that Red Rock realizes or is deemed to realize. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•

the timing of purchases or exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Station Holdco at the time of each purchase or exchange;

•

the price of shares of our Class A common stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Station Holdco is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;

•	the extent to which such purchases or exchanges are taxable—if an exchange or purchase is not taxable for any reason, increased tax deductions will not be available;

•

the amount and timing of our income—the tax receivable agreement requires Red Rock to pay 85% of the deemed benefits as and when deemed realized. If Red Rock does not have taxable income, it generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of any such tax attributes will result in payments under the tax receivable agreement; and

•	tax rates in effect from time to time.

At September 30, 2021, the Company’s liability under the tax receivable agreement was $28.0 million, of which $9.0 million was payable to certain of the Fertitta Family Entities in connection with exchanges that occurred prior to December 31, 2020. The future payments that we may make under the tax receivable agreement, including amounts payable to the Fertitta Family Entities as a result of future purchases or exchanges by the Fertitta Family Entities, could be substantial. We have the right to terminate the tax receivable agreement at any time. In addition, the tax receivable agreement will terminate early if we breach our obligations under the tax receivable agreement or upon certain mergers, asset sales, other forms of business combinations or other changes of control. If we exercise our right to terminate the tax receivable agreement, or if the tax receivable agreement is terminated early in accordance with its terms, our payment obligations under the tax receivable agreement with respect to certain exchanged or acquired LLC Units would be accelerated and would become due and payable based on certain assumptions, including that we would have sufficient taxable income to use in full the deductions arising from the increased tax basis and certain other benefits. As a result, we could make payments under the tax receivable agreement that are substantial and in excess of our actual cash savings, if any, in income tax.

Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the tax receivable agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of LIBOR plus 500 basis points. Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the Internal Revenue Service (the “IRS”) to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement (although we would reduce future amounts otherwise payable under such tax receivable agreements). No assurance can be given that the IRS will agree with the allocation of value among our assets or that sufficient subsequent payments under the tax receivable agreement will be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefit that we actually realize in respect of the increases in tax basis resulting from our purchases or exchanges of LLC Units and certain other tax benefits related to our entering into the tax receivable agreement.

Registration Rights

Pursuant to the terms of the LLC Agreement, current and former members of Station Holdco are entitled to request to participate in, or “piggyback” on, certain registrations of any of our securities offered for sale by us at any time certain holders are entitled to cause the Company to register the shares of Class A common stock they could acquire upon exchange of their LLC Units, subject to certain contractual restrictions. We provide that we will pay certain expenses (other than underwriting discounts and commissions and transfer taxes) of such existing owners (and their affiliates) of Station Holdco relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances.

To the extent requested by the managing underwriter in a registered public offering of Class A common stock, holders of registrable shares of Class A common stock will not be permitted to sell or otherwise dispose of any of our equity securities (including sales under Rule 144) or give any demand notice, in each case during a period commencing on the date of the request and continuing for a period not to exceed 90 days or such shorter period as may be requested by the underwriters.

Exchange Agreement

We have entered into the Exchange Agreement with all of the owners of LLC Units (other than Red Rock) that entitles those owners (and certain permitted transferees thereof) to exchange their LLC Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a basis determined in accordance with the LLC Agreement or, at our election, for cash. The Exchange Agreement permits those owners to exercise their exchange rights at any time, in certain minimum increments and subject to certain conditions.

The Exchange Agreement provides that an owner will not have the right to exchange LLC Units if the Company determines that such exchange would be prohibited by law or regulation or would violate other agreements with Station Holdco to which the owner is subject. The Company may impose additional restrictions on exchanges that it determines to be necessary or advisable so that Station Holdco is not treated as a “publicly traded partnership” for United States federal income tax purposes.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

13.    Certain Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

14.    United States Federal Income Tax Consequences

The following discussion is a summary of certain U.S. federal income tax considerations associated with the receipt of cash in exchange for Shares pursuant to the Offer. This discussion applies only to beneficial owners of Shares that are “U.S. Holders,” or “Non-U.S. Holders,” each as defined below, and that hold Shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof, which are subject to change, potentially with retroactive effect. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, the Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address all tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that make mark-to-market elections with respect to their securities holdings;

•	banks or other financial institutions;

•	real estate investment trusts;

•	regulated investment companies;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	grantor trusts;

•	U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	U.S. expatriates;

•	personal holding companies;

•	persons that hold Shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction;

•	persons who hold or receive our Shares pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Shares being taken into account in an applicable financial statement.

This summary also does not address the tax consequences of transactions effectuated before, after, or concurrently with the Offer (whether or not any such transactions are consummated in connection with the Offer), including, without limitation, any transaction in which Shares are involved, or the tax consequences to holders of any other interest in the Company, including options or similar rights to acquire Shares.

In addition, this discussion does not address the tax treatment of partnerships or other entities or arrangements that are pass-through entities for U.S. federal income tax purposes or persons that hold Shares through partnerships or other pass-through entities or arrangements. Accordingly, partnerships or other pass-through entities or arrangements that hold Shares and partners in such partnerships or pass-through entities or arrangements should consult their tax advisors.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or any other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” is a beneficial holder of Shares (other than a partnership or any other entity or arrangement that is treated as a pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

Investors are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences to them of participating in the Offer arising under U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Non-Tendering U.S. Holders

The Offer generally will not result in any direct U.S. federal income tax consequences to non-tendering U.S. Holders.

Tender of Shares Pursuant to the Offer

Characterization of the Purchase—Distribution vs. Sale Treatment. The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash pursuant to the Offer if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of voting stock owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer) and (ii) the percentage of the then-outstanding common stock (voting or nonvoting) owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer). If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. Based on a published ruling of the IRS, an exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a holder with a relative equity interest that is minimal (taking into account the constructive ownership rules above) and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the Section 302 tests in their particular circumstances.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed herein. A tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one (1) year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender in the Offer and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered. U.S. Holders that own separate blocks of Shares should consult their own tax advisor with respect to these rules.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash pursuant to the Offer, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. The amount of any distribution made to a U.S. Holder with respect to Shares generally will be included in such holder’s gross income as dividend income, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, thereby reducing the U.S. Holder’s adjusted tax basis (but not below zero) in the Shares and thereafter as either long-term or short-term capital gain, as applicable. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder (and may be lost if the U.S. Holder does not retain any Shares after the Offer).

To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Non-U.S. Holders

Non-Tendering Non-U.S. Holders

The Offer generally will not result in any direct U.S. federal income tax consequences to non-tendering Non-U.S. Holders.

Tender of Shares Pursuant to the Offer

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “U.S. Holders—Tender of Shares Pursuant to Offer— Characterization of the Purchase—Distribution vs. Sale Treatment” unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) of the Non-U.S. Holder; (ii) the Non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (iii) our Shares constitute “United States real property interests” by reason of our status as a “United States real property holding corporation” (a “USRPHC”) at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held Shares.

If a Non-U.S. Holder is subject to clause (i) of the preceding paragraph, the Non-U.S. Holder will generally be subject to tax on the net gain as if it were a U.S. person. If a Non-U.S. Holder is a non-U.S. corporation that falls under clause (i) of the preceding paragraph, the Non-U.S. Holder may also be subject to an additional branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If the Non-U.S. Holder is an individual described in clause (ii) of the preceding paragraph, the Non-U.S. Holder will generally be subject to a flat 30% (or, if applicable, a lower treaty rate) tax on the gain, which may be offset by U.S. source capital losses even though the Non-U.S. Holder is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). It is possible that the Company is currently, or during the period referenced above has been, a USRPHC. Nevertheless, in the event that we have been a USRPHC at any time during the relevant period described above, as long as our Shares are regularly traded on an established securities market, gain from the disposition of the Shares will be subject to taxation under clause (iii) only with respect to a Non-U.S. Holder that actually or constructively held more than 5% of our Shares at any time during the shorter of (a) the five-year period ending on the date of the disposition or (b) the Non-U.S. Holder’s holding period for such Shares. If gain on the disposition of Shares were subject to taxation under clause (iii) above, the Non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a U.S. person.

Distribution Treatment. If a Non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such Non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of Shares will be determined in the manner described above under “U.S. Holders— Tender of Shares Pursuant to Offer— Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty).

If a Non-U.S. Holder is engaged in a trade or business in the United States and any amounts treated as a dividend with respect to the Shares are effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment), then the Non-U.S. Holder generally will be subject to U.S. federal income tax on those dividends on a net income basis (although the dividends will be exempt from the 30% U.S. federal withholding tax described above, provided certain certification and disclosure requirements are satisfied) in the same manner as if received by a U.S. person. Any such effectively connected income received by a non-U.S. corporation may be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate). To claim the exemption from withholding for income that is effectively connected with a U.S. trade or business, the Non-U.S. Holder must furnish to the applicable withholding agent a properly executed IRS W-8ECI (or applicable successor form).

A Non-U.S. Holder who wishes to claim the benefit of a reduced rate of U.S. withholding tax under an applicable treaty for dividends that are not effectively connected with the conduct of a U.S. trade or business must furnish to the applicable withholding agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying that such holder is not a U.S. person and such holder’s qualification for the reduced rate. Special certification and other requirements apply to certain Non-U.S. Holders that hold Shares through certain non-U.S. intermediaries or are pass-through entities rather than corporations or individuals. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Withholding For Non-U.S. Holders. Because, as described above, it is unclear whether the cash received by a particular Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a Non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made to such Non-U.S. Holder, a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming such reduction or exemption. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary or other applicable withholding agent before the payment is made to it a properly completed and executed IRS Form W-8ECI (or applicable successor form). To the extent Non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal tax withheld if such shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “U.S. Holders—Tender of Shares Pursuant to Offer—Characterization of the Purchase—Distribution vs. Sale Treatment” or if the shareholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participation in the Offer, including the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the procedure for obtaining any available refund, as well as the applicability and effect of state, local, foreign and other tax laws.

Additional Withholding Tax on Payments Made to Foreign Accounts.

Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Shares (including, for this purpose, any sale or exchange of Shares treated as a distribution for withholding purposes as described above under “Non-U.S. Holders—Tender of Shares Pursuant to the Offer— Withholding For Non-U.S. Holders”) paid to a “foreign financial institution” (as defined by the Code to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies) or a “non-financial foreign entity” (as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it will undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Shares are held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise generally be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. The FATCA withholding tax generally will be creditable against the withholding described in “Non-U.S. Holders—Tender of Shares Pursuant to the Offer—Withholding For Non-U.S. Holders.” Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their participation in the Offer.

Backup Withholding and Information Reporting

In general, payments of the proceeds of an exchange of Shares pursuant to the Offer to U.S. Holders are subject to information reporting and may be subject to backup withholding unless the U.S. Holder (i) establishes that it is a corporation or other exempt recipient and demonstrates this fact when so required or (ii) with respect to backup withholding, provides an accurate taxpayer identification number and certifies that it is a U.S. person and that no loss of exemption from backup withholding has occurred (generally, on an IRS Form W-9, a copy of which is included with the Letter of Transmittal).

Information returns are required to be filed with the IRS in connection with dividends on the Shares paid to a Non-U.S. Holder (including, for this purpose, any sale or exchange of Shares treated as a distribution for withholding purposes as described above under “Non-U.S. Holders—Tender of Shares Pursuant to the Offer— Withholding For Non-U.S. Holders”), regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. However, additional information reporting and backup withholding generally will not apply to the proceeds payable to a Non-U.S. Holder provided that the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met.

Backup withholding is not an additional tax. The amount of any backup withholding tax required to be withheld from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A shareholder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its U.S. federal income tax liability by timely filing a refund claim with the IRS.

The above discussion is not intended to constitute a complete analysis of all tax consequences relating to participating in the Offer. You should consult your own tax advisor concerning the tax consequences applicable in your particular situation.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.

15.    Extension of the Offer; Termination; Amendment

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the number of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the PR Newswire or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•

we increase or decrease the price range to be paid for Shares or increase or decrease the number of Shares sought in the Offer (but, in the event of an increase, only if we increase the number of Shares sought by more than 2% of the outstanding Shares), and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of the period of at least ten (10) business days from, and including, the date of such notice. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, at the end of the day, New York City time.

In accordance with the rules of the SEC, if more than $350,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

16.    Fees and Expenses

We have retained BofA Securities, Inc. to act as Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services. We have also agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. In particular, BofA Securities, Inc. and/ or certain of their affiliates are lenders under credit facilities of certain of our subsidiaries.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for its own accounts and for those of its customers, in our securities. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer.

We have retained D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, email and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 7 in the Letter of Transmittal.

None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the Information concerning the Company, its affiliates or the Offer contained or referred to in this Offer to Purchase or for any failure by the Company or its affiliates to disclose events that may have occurred and may affect the significance or accuracy of such information.

None of the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering Shares or as to any price at which you may tender Shares.

17.    Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the

Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one of more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

Red Rock Resorts, Inc.

November 10, 2021

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF RED ROCK RESORTS, INC.

The following table sets forth the names and positions of the directors and executive officers of Red Rock Resorts, Inc. The address of each of our directors and executive officers is care of Red Rock Resorts, Inc., 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135 (telephone number: (702) 495-3000).

Name	Position(s)
Frank J. Fertitta III	Chairman of the Board and Chief Executive Officer
Lorenzo J. Fertitta	Vice Chairman of the Board and Vice President
Robert A. Finch	Executive Vice President and Chief Operating Officer
Stephen L. Cootey	Executive Vice President and Chief Financial Officer
Jeffrey T. Welch	Executive Vice President and Chief Legal Officer
Robert A. Cashell, Jr.	Director
Robert E. Lewis	Director
James E. Nave, D.VM.	Director

The Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

Phone: Toll-free (877) 248-6417

(718) 921-8317

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers May Call: (212) 269-5550

All Others Call Toll-Free: (800) 870-0653

E-mail: rrr@dfking.com

The Dealer Manager for the Offer is:

BofA Securities

BofA Securities, Inc.

Bank of America Tower

One Bryant Park

New York, New York 10036

Call Toll-Free: 1 (888) 803-9655